UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 10, 2023

Date of Report (Date of earliest event reported)

Axon Enterprise, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16391	86-0741227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17800 N. 85th St.

Scottsdale, Arizona 85255

(Address of principal executive offices, including zip code)

(480) 991-0797

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 Par Value	AXON	The Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers

On March 10, 2023, Graham Smith and Jeri Williams were appointed to the Board of Directors of Axon Enterprise, Inc. (the "Company") effective March 16, 2023. Additionally, on March 14, 2023 Erika Ayers was appointed to the Board of Directors of the Company, effective June 1, 2023.

Compensation for Ms. Ayers, Mr. Smith and Ms. Williams will consist of initial restricted stock unit awards with a grant date fair value of $200,000 vesting annually over three years, an annual restricted stock unit award which vests in one year with a grant date fair value of $200,000, and annual cash compensation of $40,000, paid quarterly. This is consistent with the current compensation program for the Board of Directors. There are no arrangements or understandings between Ms. Ayers, Mr. Smith or Ms. Williams and any other persons pursuant to which they were selected as directors, and there are no transactions in which Ms. Ayers, Mr. Smith or Ms. Williams has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Erika Ayers was named Barstool Sports’ first Chief Executive Officer in 2016 and, during her tenure, it has experienced tremendous brand and business growth as one of the fastest-growing digital innovation, sports, entertainment and lifestyle media brands on the internet. Prior to joining Barstool Sports, Ms. Ayers held various executive roles at media platforms such as Microsoft Corporation, AOL, Leaf Group (formerly Demand Media, Inc.) and Yahoo! Inc. She has extensive experience in transforming start-up organizations into multi-industry operations. She was also part of two early stage start-ups in the fashion and music industry and sits on the advisory boards of the Premiere Lacrosse League and Food52. Ms. Ayers previously served on the board of directors of World Wrestling Entertainment, Inc. from October 2020 to September 2022. Ms. Ayers holds a B.S. in Sociology and Psychology from Colby College.

Graham Smith has served as Chair of the board of directors of Splunk Inc. since March 2019, and as a member of their board of directors since 2011. He also served as the interim Chief Executive Officer of Splunk Inc. from November 2021 to April 2022. Mr. Smith served in various leadership positions at salesforce.com, inc. (“Salesforce”), a provider of enterprise cloud computing software, from 2007 to 2015, including as Chief Financial Officer and most recently as Executive Vice President. Prior to joining Salesforce, Mr. Smith served as Chief Financial Officer at Advent Software Inc., a portfolio accounting software company, from 2003 to 2007. Mr. Smith has served as a member of the board of directors of Procore Technologies, Inc., a provider of cloud-based construction management software, since 2020. Mr. Smith previously served on the board of directors of BlackLine, Inc., a provider of cloud-based solutions for finance and accounting from 2015 to 2022; Citrix Systems, Inc., an enterprise software company, from 2015 to 2018; MINDBODY, Inc., a cloud-based wellness services marketplace (acquired by Vista Equity Partners), from 2015 to 2019; Xero Limited, an online accounting software company, from 2015 to 2020; Slack Technologies, Inc., a provider of cloud-based professional collaboration tools, from 2018 to 2021; and Elliott Opportunity II Corp., a special purchase acquisition company, from June to December 2021. Mr. Smith holds a B.Sc. from Bristol University in England and qualified as a chartered accountant in England and Wales.

Jeri Williams served as Chief of Police for the Phoenix Police Department from 2016 to 2022, the first female to lead the city’s force. During her tenure with the department, she advanced a number of progressive strategies within the department, including key areas such as community engagement and professional standards. Previously, she served nearly six years as Chief of Police in the City of Oxnard, California. Chief Williams has received extensive accolades for her dedication to law enforcement, including being named one of Arizona’s Most Intriguing Women by the Arizona Centennial Legacy Project and recognized as California’s Assembly District 44 Woman of the Year for her leadership and outstanding accomplishments. In 2016, President Obama appointed Chief Williams to a membership position on the Medal of Valor Review Board. She has also served as the first female President of the Major Cities Chief’s Association. Chief Williams holds a B.A. in Fine Arts from Arizona State University and a Master’s in Education from Northern Arizona University.

On March 15, 2023 the Company issued a press release announcing the appointment of Ms. Ayers, Mr. Smith and Ms. Williams to the Board of Directors. A copy of that press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated March 15, 2023
101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 15, 2023	Axon Enterprise, Inc.

	By:	/s/ Brittany Bagley
Brittany Bagley
Chief Financial Officer and Chief Business Officer